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Exhibit 10.1

GoTo.com Affiliate Program Agreement

1.   Agreement

By completing and sending in the accompanying GoTo.com Affiliate Program registration form, you are entering into a legal agreement with GoTo.com, Inc. which contains all of the terms and conditions below and governs your participation in the GoTo.com Search Affiliate Program.

2.   Statement of Investigation

You acknowledge that you have read this Agreement and agree to all of its terms and conditions. You understand that GoTo.com may, at any time (directly or indirectly) solicit referrals for users of information retrieval services on terms that differ from those contained in this Agreement, or operate sites that are similar to or compete with your site. You acknowledge that you independently have evaluated the desirability of participating in GoTo.com's Search Affiliate Program and are not relying on any representation, guarantee or statement other than as set forth in this Agreement.

3.   Enrollment in the GoTo.com Affiliate Program

To begin the enrollment process, you must submit a complete Search Affiliate Program application via the GoTo.com site at http://www.goto.com/d/affiliate/p/befree/. GoTo.com will evaluate your application in good faith and will notify you in a timely manner regarding acceptance or rejection. GoTo.com may reject your application if it determines (at its sole discretion) that your site is unsuitable for the GoTo.com Affiliate Program for any reason. If GoTo.com rejects your application, you may reapply at any time, and GoTo.com will consider the application.

4.   Definitions

The following capitalized terms have the meanings set forth below:

"Search Engine" means GoTo.com's proprietary technology for searching on the World Wide Web, for organizing information available through the World Wide Web, and for providing search results to users who request such information.

"Search Fields" means the user interface features and functionality through which a user submits search queries and connects to GoTo.com's Search Engine, including a window in which a user would enter text into the Search Field and a button that a user would click to submit the query from that window to the GoTo.com Search Engine.

"Click-Through" occurs when a user enters text into the window of a Search Field and then clicks the button to submit a search request to the GoTo.com Search Engine. GoTo.com counts Click-Throughs when valid search requests are received at the GoTo.com Search Engine.

5.   Provision of the GoTo.com Search Engine

GoTo.com will provide to you Search Fields (which may be in different format) through which users of your site may access and use GoTo.com's Search Engine. You may display Search Fields, in any of the formats provided by GoTo.com, on any or as many areas or pages of your site as you wish.

6.   Commissions

GoTo.com will pay you a commission of $0.02 per Click-Through. GoTo.com has no obligation to pay you a commission for hits on the GoTo.com Search Engine that were not generated by means of a valid search request or otherwise do not fit the above definition of a Click-Through.

GoTo.com will pay you commissions on a quarterly basis. Within 30 days or a reasonable time after the end of each calendar quarter, GoTo.com will send you a check for the commissions earned during that quarter, less any taxes that GoTo.com may be required to withhold. However, if the commissions you earned during any calendar quarter are less than $25, then GoTo.com will hold those commissions until the quarter in which the total amount due is at least $25 or (if earlier) until this Agreement is terminated. If GoTo.com's records show activity from the Search Fields on your site that GoTo.com determines is inconsistent with valid search requests, or is otherwise unusual, then GoTo.com reserves the right to withhold payment of commissions for a reasonable time pending an investigation of that activity by GoTo.com and resolution of the dispute (if any). GoTo.com will notify you promptly in this event.

7.   Reporting

GoTo.com will give you a password that will enable you to enter a password-protected site or area of a site communicated to you by GoTo.com. You may use the password to log in to that site and to access information about the number of times a Search Field on your site has generated a search request to the GoTo.com Search Engine. You understand and agree that GoTo.com pays commissions based only on Click-Throughs, and that the number of search requests generated may not be the same as the number of Click-Throughs.

8.   Publicity


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You may not create, publish, distribute any items that reference GoTo.com without first submitting those items to GoTo.com and receiving GoTo.com's written consent. GoTo.com will not unreasonably withhold its consent.

9.   Limited Licenses

GoTo.com grants to you a nonexclusive right to use the GoTo.com Search Fields and such other images for which GoTo.com grants express permission, solely on your site, for the purpose of providing the services described in Section 2 (Provision of the GoTo.com Search Engine). You may not modify a Search Field or any other images. GoTo.com also grants to you a nonexclusive right to use the phrase "Search Made Simple(R)" (the "Trademark") solely to identify the Search Fields or the Search Engine, or to describe the search capabilities on your site. Before using the Trademark, you must have any materials on which the Trademark appears approved by GoTo.com. In addition, any use of the Trademark is subject to GoTo.com's Trademark Guidelines, which appear as an Appendix at the end of this Agreement. GoTo.com may modify the Trademark Guidelines from time to time, upon notice to you. GoTo.com reserves all rights in and to the Search Fields, the GoTo.com Search Engine, the Trademark and any images, trade names, trademarks or other intellectual property rights that GoTo.com provides or uses.

10.  Obligations Regarding Your Site

You are solely responsible for the development, operation and maintenance of your site and for all materials and content that content that appear on your site. GoTo.com will not be responsible for any of the foregoing. You agree to indemnify and hold GoTo.com harmless from all damages, claims, fees (including attorneys' fees) and expenses relating to the development, operation or maintenance of your site, including content not attributable to GoTo.com.

11.  Term of the Agreement

The term of this Agreement begins upon GoTo.com's acceptance of your application for the Search Affiliate Program, and ends when terminated by either party. Either you or GoTo.com may terminate this Agreement at any time, for any reason or no reason, by giving the other party written notice of termination. Within 24 hours after termination (whether by you or GoTo.com), you must remove the GoTo.com Search Field and any copies of the GoTo.com Trademark from your site and must destroy or erase from computer memory any items you might have that contain the GoTo.com Trademark. GoTo.com will pay you any commissions you might have earned before termination after the end of the current quarter.

12.  Modification

GoTo.com may modify any of the terms and conditions contained in this Agreement upon notice. GoTo.com will notify you via e-mail, and a change notice will be posted on the GoTo.com site and on the site from which you retrieve the reports or other information made available by GoTo.com. If a modification is unacceptable, you may terminate this Agreement by giving notice of termination to GoTo.com and following the procedures in Section 9 (Term of Agreement). If you do not give GoTo.com notice and continue to display the Search Fields on your site, then you will be considered to have accepted the modifications.

13.  Relationship of the Parties

You and GoTo.com are independent contractors, and nothing in this Agreement creates any partnership, joint venture, agency, franchise, sales representative or employment relationship between you and GoTo.com. You understand that you do not have authority to make or accept any offers or make any representations on behalf of GoTo.com. You may not make any statement, whether on your site or otherwise, that would contradict anything in this section.

14.  Confidentiality

During the term of this Agreement, you may have access to certain non-public information of GoTo.com, which information a reasonable person would consider confidential or which is marked as "confidential" or "proprietary" by GoTo.com ("Confidential Information"). Confidential Information does not include information that is generally known and available, or in the public domain through no fault of yours. You agree (i) not to disclose any Confidential Information to any third parties, (ii) not to use any Confidential Information for any purposes except carrying out your rights and responsibilities under this Agreement and (iii) to keep the Confidential Information confidential using the same degree of care you use to protect your own confidential information, as long as you use at least reasonable care. These obligations survive for 3 years after termination of the Agreement.

15.  Disclaimers

GoTo.com makes no express or implied warranties with respect to its Affiliate Program, the GoTo.com Search Engine, the Search Fields or the results obtained from using the Search Fields and Search Engine.
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You understand that the operation of the Search Fields or the Search Engine may not be uninterrupted or error free, and that the search results obtained through use of the Search Fields and Search Engine may have errors or omissions. You agree that GoTo.com will not be liable for any interruptions or errors in using the Search Fields or the Search Engine, including any errors or omissions in the search results obtained through use of the Search Fields and the Search Engines. The provisions of this Section survive termination or expiration of the Agreement.

16.  Limitation of Liability
GoTo.com will not be liable for lost profits, lost business opportunities or any other indirect, special, punitive, incidental or consequential damages arising out of or related to this Agreement or GoTo.com's Search Affiliate Program, even if GoTo.com has been advised of the possibility of such damages. Further, GoTo.com's aggregate liability arising under this Agreement will not exceed the amount of the total commission fees paid or payable to you under this Agreement. The provisions of this Section survive termination or expiration of the Agreement.

17.  Miscellaneous Provisions
THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA AND THE UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. This is the entire Agreement between you and GoTo.com with respect to the GoTo.com Affiliate Program. Except as specifically set forth in
Section 10 (Modifications) and Section 7 (Limited Licenses), any modification to this Agreement must be in writing and signed by both parties. You may not assign this Agreement, by operation or law or otherwise, without GoTo.com's prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of and be enforceable against the parties and their respective successors and assigns. GoTo.com's failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of GoTo.com's right to subsequently enforce that provisions, or any other provisions of this Agreement. The provisions of this Section survive termination or expiration of the Agreement.

Appendix: Trademark Guidelines
You may use the Trademark solely for the purpose authorized by GoTo.com, Inc. You may not change the proportion, color or font of the Trademark, or otherwise alter the Trademark in any manner.
You may not display the Trademark in any manner that implies sponsorship or endorsement by GoTo.com, except of your involvement in the GoTo.com Affiliates Program.
You may not use the Trademark to disparage GoTo.com, its products or services, or in a manner which, in GoTo.com's reasonable judgement, may diminish or otherwise damage GoTo.com's goodwill in the Trademark.
The Trademark must appear by itself, with reasonable spacing (at least the height of the Trademark) between each side of the Trademark and other graphic or textual elements.
You must use (R) symbol adjacent to the Trademark.
You must include the following statement in your materials that include the
Trademark: Search Made Simple(R) is the registered trademark of GoTo.com, Inc. You acknowledge that all rights to the Trademark are the exclusive property of GoTo.com, Inc., and all goodwill generated through your use of the Trademark will inure to the benefit of GoTo.com, Inc.